Exhibit 99.1
 FOR IMMEDIATE RELEASE

99 Wood Avenue South, Suite 311
Iselin, NJ 08830
www.pharmoscorp.com

Pharmos announces results of Phase 2b Irritable Bowel Syndrome Study.

Primary Endpoint was not achieved, but the 200 mg treatment group demonstrated activity and was similar to previous Phase 2a successful results.

Trial Evaluated Safety and Efficacy of Dextofisopam, a Novel First in-Class Compound.

Iselin, NJ, September 14, 2009 - Pharmos Corporation (OTCBB – PARS.PK) announced today the results of its Phase 2b Dextofisopam clinical trial to evaluate safety and efficacy of the compound in irritable bowel syndrome.

Although the primary efficacy variable (% of weeks responding for adequate overall relief of IBS symptoms) did not reach statistical significance, the percentage responding for the Dextofisopam 200 mg group was higher than that observed for the Phase 2a trial. However, the placebo response rate was higher than expected compared to the Phase 2a placebo response.

This result was similarly demonstrated across all other secondary efficacy variables associated with the adequate overall relief question. In all cases except at Month 1, the response rates for the Dextofisopam 200 mg group were essentially the same as or in most cases better than the response rates observed for the Phase 2a trial.

Secondary response variables of adequate relief of abdominal pain and discomfort and overall IBS symptoms ratings showed statistical significance and trends favoring the Dextofisopam 200 mg group compared to placebo.

Further secondary analysis, as well as sub group analysis, is ongoing and will be reported when available.

The Phase 2b double-blind, randomized, placebo-controlled study evaluated the clinical safety, tolerability and efficacy of multiple doses of Dextofisopam. Female outpatients with diarrhea predominant and alternating diarrhea and constipation IBS (according to Rome III Criteria for IBS) were randomized into each of four treatment groups: 100mg, 200mg, and 300mg BID dextofisopam or placebo. A total of 324 patients were enrolled using approximately 70 US centers. The patients participated for up to 19 weeks, including a screening period, a 12-week treatment period, and a 28-day post treatment period. The primary endpoint was “adequate overall relief” of IBS symptoms during the 12-week treatment period.

In the Phase 2b study, of the 324 patients randomized, 311 (96%) were evaluated in the Intent to Treat (ITT) analysis. Patients who completed the full study numbered 225 (69%), a similar percentage to the Phase 2a study, and 99 patients discontinued the study. The majority of patients who discontinued did so due to withdrawal of consent or a non serious adverse event.

Demographics and baseline calculations were compatible among the four treatment groups. The mean age was between 44 and 45 years of age. The duration of IBS disease symptoms ranged from 9 to 11 years, and the majority of patients were white.

The most bothersome IBS symptom reported at baseline was abdominal pain and discomfort, followed by a sense of urgency and stool frequency.

This Phase 2b study followed a successful 141-patient Phase 2a study in which Dextofisopam with a dose of 200 mg BID demonstrated a statistically significant improvement over placebo on the primary endpoint of adequate overall relief ( p=0.033). In the Phase 2a trial, Dextofisopam was well tolerated and did not cause significant constipation. Dextofisopam also provided benefit on a variety of secondary endpoints. Importantly, the beneficial effects on stool frequency were observable after two days and maintained for 12 weeks of treatment. Overall, similar rates of adverse events were seen with Dextofisopam and placebo. Diarrhea and constipation as adverse events occurred at a very low rate.

Additionally, dextofisopam has been evaluated in three randomized, double-blind, placebo-controlled Phase 1 trials comprising healthy volunteers. Clinical data from the Phase 1 studies demonstrated that dextofisopam appears to be safe and well tolerated at doses up to 600 mg BID.

As previously communicated, the Company’s strategy is now to seek a pharmaceutical partner with the appropriate GI scientific expertise for further development of Dextofisopam. Interested parties should contact the Company.

About Pharmos Corporation

Pharmos discovers and develops novel therapeutics to treat a range of indications including specific diseases of the nervous system such as disorders of the brain-gut axis (IBS), pain/inflammation, and autoimmune disorders. The Company's lead product in development is Dextofisopam for the treatment of IBS. The Company also has a proprietary technology platform focusing on discovery and development of synthetic cannabinoid compounds with a focus on CB2 receptor selective agonists. Various CB2-selective compounds from Pharmos' pipeline have completed preclinical studies targeting pain, multiple sclerosis, rheumatoid arthritis, inflammatory bowel disease and other disorders. These are available for licensing / partnering.

Safe Harbor Statement

Statements made in this press release related to the business outlook and future financial performance of Pharmos, to the prospective market penetration of its drug products, to the development and commercialization of its pipeline products and to its expectations in connection with any future event, condition, performance or other matter, are forward-looking and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause results to differ materially from those set forth in these statements. Additional economic, competitive, governmental, technological, marketing and other factors identified in Pharmos' filings with the Securities and Exchange Commission could affect such results.

Contacts
Pharmos U.S.
S. Colin Neill, President & CFO
(732) 452-9556